EXHIBIT 5.1

December 18, 2006

Sun American Bancorp

1200 N. Federal Highway, Suite 111

Boca Raton, FL  33432

Ladies and Gentlemen:

We have acted as counsel to Sun American Bancorp (the “Company”), a Delaware corporation, in connection with the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, to register 5,466,000 shares (the “Shares”) of common stock, par value $0.01 per share (“Common Stock”), issuable in connection with the proposed merger (the “Merger”) of Independent Community Bank, a Florida commercial bank (“Independent Community Bank”), with and into Sun American Bank, a Florida commercial bank and subsidiary of the Company (“Sun American Bank”), pursuant to the Agreement and Plan of Merger dated as of November 17, 2006, by and among the Company, Sun American Bank, and Independent Community Bank (the “Merger Agreement”).  This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-B.

Although as counsel to the Company we have advised the Company in connection with a variety of matters referred to us by it, our services are limited to specific matters so referred.  Consequently, we may not have knowledge of many transactions in which the Company has engaged or its day-to-day operations.

In rendering this opinion, we have examined the following documents: (i) the Merger Agreement; (ii) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws; (iii) the Registration Statement (including all exhibits thereto); and (iv) a certification from an officer of the Company.  We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all documents and records examined and the genuineness of all signatures.

One Logan Square  18th & Cherry Streets  Philadelphia, PA 19103

www.BlankRome.com

Delaware   •   Florida   •   Maryland   •   New Jersey   •   New York   •   Ohio   •   Pennsylvania   •   Washington, DC

December 18, 2006

We have not made any independent investigation in rendering this opinion other than the document examination described above.  Our opinion is therefore qualified in all respects by the scope of that document examination.  We make no representation as to the sufficiency of our investigation for your purposes.  This opinion is limited to the General Corporation Law of the State of Delaware (“DGCL”).  In rendering this opinion we have assumed compliance with all laws (other than the DGCL), including all federal and state laws.

Based upon and subject to the foregoing and the qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued in the manner contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

This opinion is given as of the date hereof.  We have assumed that the Company shall obtain stockholder approval of an amendment and restatement of its Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock and that sufficient authorized shares of Common Stock will be available for issuance at the effective time of the Merger.  We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the proxy statement/prospectus, which is part of the Registration Statement.

Sincerely,

/s/ BLANK ROME LLP

BLANK ROME LLP